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                                                                     Exhibit 4.2

                          FIRST SUPPLEMENTAL INDENTURE


          FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of August 16, 1995, between Exide Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").


                              W I T N E S S E T H:

          WHEREAS, in accordance with Section 9.01(1) of the Indenture, dated as of April 28, 1995, between the Company and the Trustee (the "Indenture"), relating to the 10% Senior Notes due 2005 of the Company (the "Notes"), the Trustee and the Company as of the date hereof desire to cure by amendment an ambiguity in the Indenture;

          WHEREAS, such amendment will not adversely affect the interests of the holders of the Notes in any material respect;

          WHEREAS, the Board of Directors of the Company has authorized and approved such amendment to the Indenture;

          WHEREAS, all other things necessary to make this First Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done.

          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1.1 Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

          SECTION 1.2 Amendment of Section 1.01. Section 1.01 of the Indenture is hereby amended by adding the following definition:

          "Original Investors" means, collectively, Wilmington Securities, Inc., ECA Partners, L.P., Chemical Fund Investments, Inc. and officers and directors of the Company who beneficially owned Voting Stock of EC Acquisition, Inc., the Company's predecessor, on December 17, 1992, or, upon the death of such an officer or director, such persons, executors, administrators, testamentary trustees, heirs, legatees or beneficiaries.

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          SECTION 2.  Governing Law.  The laws of the State of New York applicable to contracts to be performed entirely in that state shall govern this First Supplemental Indenture. The Trustee and the Company agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

          SECTION 3. Counterparts. This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          SECTION 4. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.

                              EXIDE CORPORATION



                              By:  /s/ Alan E. Gauthier
                                  ------------------------------------
                                   Name:  Alan E. Gauthier
                                   Title: Executive Vice President
                                           and Chief Financial Officer


                              THE BANK OF NEW YORK,
                              as Trustee



                              By:  /s/ Mary Jane Morrissey
                                  ------------------------------------
                                   Name:  Mary Jane Morrissey
                                   Title: Assistant Vice President